SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                        Under the Securities Act of 1934




                                  Dynamex Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    26784F103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26784F103                 13G/A


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS


     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    594,810
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    594,810
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    594,810

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.82%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26784F103                     13G/A


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR TRS HOLDINGS, INC.


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    594,810
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    594,810
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    594,810

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.82%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26784F103                 13G/A


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR CAPITAL MARKETS CORPORATION


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    594,810
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    594,810
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    594,810

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.82%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26784F103                  13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR ASSET MANAGEMENT HOLDINGS, INC.


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     VIRGINIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    594,810
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    594,810
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    594,810

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.82%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26784F103                  13GA


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS

     FBR FUND ADVISERS, INC.


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    594,810
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    594,810
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    594,810

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    5.82%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                    IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
Item 1(a).  Name of Issuer:

           Dynamex Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                1870 CROWN DRIVE
                DALLAS TX 75234


            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Friedman, Billings, Ramsey Group, Inc.
            FBR TRS Holdings, Inc.
            FBR Capital Markets Corporation
            FBR Asset Management Holdings Inc.
            FBR Fund Advisers, Inc.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                Friedman, Billings, Ramsey Group, Inc.
                FBR TRS Holdings, Inc.
                FBR Capital Markets Corporation
                FBR Asset Management Holdings Inc.
                FBR Fund Advisers, Inc.
                1001 Nineteenth Street North
                Arlington, VA 22209

            ____________________________________________________________________

Item 2(c).  Citizenship:

                Friedman, Billings, Ramsey Group, Inc.
                FBR TRS Holdings, Inc.
                FBR Capital Markets Corporation
                FBR Asset Management Holdings Inc.

                Virginia

                FBR Fund Advisers, Inc.

                Delaware

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

           COMMON STOCK, $.01 PAR VALUE

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            26784F103

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [x] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 26784F103                   13G/A


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                Friedman, Billings, Ramsey Group, Inc. 594,810
                FBR TRS Holdings, Inc.                 594,810
                FBR Capital Markets Corporation        594,810
                FBR Asset Management Holdings Inc.     594,810
                FBR Fund Advisers, Inc.                594,810
          ______________________________________________________________________

     (b)  Percent of class:

                Friedman, Billings, Ramsey Group, Inc.   5.82%
                FBR TRS Holdings, Inc.                   5.82%
                FBR Capital Markets Corporation          5.82%
                FBR Asset Management Holdings Inc.       5.82%
                FBR Fund Advisers, Inc.                  5.82%

          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                Friedman, Billings, Ramsey Group, Inc.  0
                FBR TRS Holdings, Inc.                  0
                FBR Capital Markets Corporation         0
                FBR Asset Management Holdings Inc.      0
                FBR Fund Advisers, Inc.                 0


          (ii)  Shared power to vote or to direct the vote:

                Friedman, Billings, Ramsey Group, Inc.  594,810
                FBR TRS Holdings, Inc.                  594,810
                FBR Capital Markets Corporation         594,810
                FBR Asset Management Holdings Inc.      594,810
                FBR Fund Advisers, Inc.                 594,810


          (iii) Sole power to dispose or to direct the disposition of:

                Friedman, Billings, Ramsey Group, Inc.  0
                FBR TRS Holdings, Inc.                  0
                FBR Capital Markets Corporation         0
                FBR Asset Management Holdings Inc.      0
                FBR Fund Advisers, Inc.                 0



          (iv)  Shared power to dispose or to direct the disposition of:

                Friedman, Billings, Ramsey Group, Inc.  594,810
                FBR TRS Holdings, Inc.                  594,810
                FBR Capital Markets Corporation         594,810
                FBR Asset Management Holdings Inc.      594,810
                FBR Fund Advisers, Inc.                 594,810




Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


         FBR Fund Advisers, Inc.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

          ______________________________________________________________________

Item 10.  Certifications.


          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 14, 2008
                                        ----------------------------------------

                                                     (Date)

                                        Friedman, Billings, Ramsey Group, Inc.*


                                           /s/ Ann Marie Pulsch
                                        ----------------------------------------
                                                     (Signature)

                                                  Ann Marie Pulsch
                                                  Asst. Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)


                                        FBR TRS Holdings, Inc.*


                                            /s/ Ann Marie Pulsch
                                        ----------------------------------------
                                                     (Signature)

                                                  Ann Marie Pulsch
                                                  Asst. Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)


                                        FBR Capital Markets Corporation*


                                            /s/ Ann Marie Pulsch
                                        ----------------------------------------
                                                     (Signature)

                                                 Ann Marie Pulsch
                                                  Asst. Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)


                                        FBR Asset Management Holdings, Inc.*


                                             /s/ Ann Marie Pulsch
                                        ----------------------------------------
                                                     (Signature)

                                                  Ann Marie Pulsch
                                                  Asst. Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)



                                        FBR Fund Advisers, Inc.*


                                              /s/ Winsor H. Aylesworth
                                        ----------------------------------------
                                                     (Signature)

                                                  Winsor H. Aylesworth
                                               Treasurer and Corporate Secretary
                                        ----------------------------------------
                                                     (Name/Title)

*The Reporting Persons disclaim beneficial ownership in the shares represented herein except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).



                                                        Exhibit A


                                AGREEMENT


        The undersigned agree that this Schedule 13G/A dated February 14, 2008, relating to the Common stock, $.01 par value per share, of Dynamex Inc.
shall be filed on behalf of the undersigned.

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.*



      /s/ Ann Marie Pulsch
By:___________________________
Name:  Ann Marie Pulsch
Title: Asst. Corporate Secretary


FBR TRS HOLDINGS, INC,*


        /s/ Ann Marie Pulsch
By:___________________________________
Name:   Ann Marie Pulsch
Title:  Asst. Corporate Secretary


FBR CAPITAL MARKETS CORPORATION*


        /s/ Ann Marie Pulsch
By:___________________________________
Name:   Ann Marie Pulsch
Title:  Asst. Corporate Secretary


FBR ASSET MANAGEMENT HOLDINGS, INC.*


        /s/ Ann Marie Pulsch
By:___________________________________
Name:   Ann Marie Pulsch
Title:  Asst. Corporate Secretary



FBR FUND ADVISERS, INC.*


        /s/ Winsor H. Aylesworth
By:___________________________________
Name:   Winsor H. Aylesworth
Title:  Treasurer and Corporate Secretary


*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein